Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-220770, 333-224713 and 333-255807 on Form S-3 and Registration Statement Nos. 333-173539, 333-177980, 333-201238, 333-211660, 333-218290, 333-230418, 333-233416, 333-222019, 333-255992 and 333-265321 on Form S-8 of our report dated March 14, 2023, relating to the financial statements of Axogen, Inc., and the effectiveness of Axogen, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
March 14, 2023